Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-161705, 333-164191, 333-164192 and 333-168201 on Form S-8 of our reports dated September 7, 2010, relating to the financial statement and financial statement schedule of Towers Watson & Co. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Accounting for Uncertain Income Taxes, ASC 740-10, Income Taxes and the effectiveness of Towers Watson & Co.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Towers Watson & Co. as of and for the year ended June 30, 2010.
/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
September 7, 2010

106